Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the 5th day of January, 2001, by and among Sundog Technologies Inc., a Delaware corporation ("Sundog"), and Arkona, Inc., a Utah Corporation ("Arkona").


                                    Recitals
                                    --------

A. Sundog and Arkona desire that Arkona be merged with and into Sundog, with Sundog to be the surviving corporation, all as more fully set forth in this Agreement (the "Merger").

B. For federal income tax purposes it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    Agreement
                                    ---------

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 Merger;  Effective  Time. Upon the acceptance of the Certificate of
Merger to which this Agreement is attached by the Secretary of State of the State of Delaware and the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Effective Time"), Arkona shall be merged with and into Sundog, the separate corporate existence of Arkona shall cease and Sundog shall continue as the surviving corporation with the name "Sundog Technologies, Inc." (as the surviving corporation, the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the Utah Law and the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Arkona and Sundog shall vest in the Surviving Corporation, and all debts, liabilities and duties of Arkona and Sundog shall become the debts, liabilities and duties of the Surviving Corporation.

         1.2 Conversion and Cancellation of Shares of Constituent Corporations. The mode of carrying the Merger into effect and the manner and basis of converting the shares of stock of the constituent corporations into shares of stock of the Surviving Corporation shall be as follows:

                  (a) Each share of common stock, no par value, of Arkona shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

                  (b) Each share of common stock, $.001 par value, of Sundog ("Sundog Common Stock"), which shall be issued and outstanding at the Effective Time, shall become one fully paid and non-assessable share of common stock, $.001 par value, of the Surviving Corporation ("Surviving Common Stock").


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         1.3 Certificate of Incorporation; Directors; and Officers.

                  (a) At the Effective Time, the Certificate of Incorporation of Sundog, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation. The Bylaws of Sundog, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                  (b) At the Effective Time, the directors of Sundog immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified.

                  (c) At the Effective time, The officers of Sundog immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

         1.4 Surrender of Certificates. After the Effective Time, certificates which prior to the Merger represented shares of Sundog Common Stock shall, for all purposes, including voting entitlement, evidence ownership of an equal number of shares of Surviving Common Stock.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the parties hereto as of the date first set forth above.

                                         Sundog Technologies Inc.,
                                         a Delaware Corporation

                                         By: /s/ Alan Rudd
                                         -----------------
                                                 Alan Rudd, President

                                         Arkona, Inc.,
                                         a Utah Corporation

                                         By: /s/ Alan Rudd
                                         -----------------
                                                 Alan Rudd, President

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